Exhibit 10.26
Nikos Fountas
[Address]
Re: Bonus Compensation
Dear Nikos:
This letter agreement will confirm terms under which Euronet Worldwide, Inc. (“Euronet”) is willing to provide you bonus compensation in your capacity as Senior Vice President and Managing Director of Euronet’s EFT Division and any other senior executive positions assigned to you from time to time by the President or CEO of Euronet (the “Executive Positions”).
As compensation for your service in the Executive Positions, you will be entitled to annual cash and long term equity incentive bonuses based on performance in accordance with the policies and procedures established for Euronet senior executives by the Compensation Committee of the Board of Directors, and/or the CEO and President of Euronet from time to time.
In addition, in consideration of the following undertakings, Euronet agrees to pay you a special cash retention bonus of $700,000 (the “Bonus Payment”):
1.	You agree you will serve in the Executive Positions or in any other position designated by the President or CEO of Euronet for a period of at least three years, ending on February 22, 2014.
2.	You will continue to faithfully execute your duties to your employer in Greece, Euronet Card Services SA and to Euronet, as set forth in your employment agreement dated February 24, 2011 with Euronet Card Services SA (the “Employment Agreement”) and in accordance with the policies established by Euronet’s Compensation Committee or its President or CEO from time to time for its senior executives.
3.	In the event (i) you resign or are dismissed from the Executive Positions for “cause,” as defined below, or (ii) your Employment Agreement is terminated for cause under Greek law, you will repay the Bonus Payment to Euronet immediately upon Euronet’s demand. For purposes of (i) above, “cause” shall mean any of the following: (a) you are convicted of any crime; (b) you are found to have committed fraud, misappropriation or embezzlement or any other act of dishonesty towards Euronet; (c) willful failure, gross negligence or gross misconduct in the performance of your assigned duties; (d) willful failure to follow reasonable instructions of any officer to whom you report or the Euronet board.

4.	Euronet agrees that, with respect to any equity grants made to you under the 2006 Stock Incentive Plan (the “Stock Plan”), you will be fully entitled to the provisions of Section 11 of the Stock Plan relating to “Change in Control,” as defined under the Stock Plan.
5.	You will be responsible for any withholding or other income or individual social security tax obligations that may apply in the U.S. or Greece with respect to the Bonus Payment.
6.	This letter agreement will be governed by the laws of Kansas. Any disputes arising under this letter agreement may be submitted to the courts of Johnson County, Kansas or Athens, Greece, at the option of Euronet.
Very truly yours,
/s/ Jeffrey B. Newman
Jeffrey B. Newman